Exhibit 10.3

TAX MATTERS AGREEMENT

BY AND BETWEEN

IAC/INTERACTIVECORP

and

VIMEO, INC.

DATED AS OF MAY 24, 2021

TABLE OF CONTENTS

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TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT, dated as of May 24, 2021 (this “Agreement”), is by and between IAC/InterActiveCorp, a Delaware corporation (“IAC”) and Vimeo, Inc., a Delaware corporation formerly named “Vimeo Holdings, Inc.” and a direct wholly owned subsidiary of IAC (“SpinCo”) (together, the “Companies” and each a “Company”).

R E C I T A L S

WHEREAS, IAC and SpinCo have entered into a Separation Agreement, dated as of May 24, 2021 (the “Separation Agreement”), providing for the separation of the SpinCo Group from the IAC Group;

WHEREAS, pursuant to the terms of the Separation Agreement, among other things, IAC has taken, has caused to be taken, will take or will cause to be taken, the following actions: (i) contribute to SpinCo the shares of Vimeo.com, Inc., a Delaware corporation formerly named “Vimeo, Inc.” and a subsidiary of IAC (“Vimeo”), capital stock owned by IAC Group, LLC, a Delaware limited liability company and a wholly owned Subsidiary of IAC, in actual or constructive exchange for the issuance by SpinCo to IAC of SpinCo Common Stock and SpinCo Class B Common Stock (the “IAC Group Transfer”) and (ii) effect the Distribution;

WHEREAS, for Federal Income Tax purposes, it is intended that the Distribution (together with the IAC Group Transfer) shall qualify as a transaction that is generally tax free pursuant to Sections 355(a), 361 and 368(a)(1)(D) of the Code;

WHEREAS, as of the date hereof, IAC is the common parent of an affiliated group (as defined in Section 1504 of the Code) of corporations, including SpinCo, which has elected to file consolidated Federal Income Tax Returns (the “IAC Affiliated Group”);

WHEREAS, IAC and Vimeo entered into a Tax Sharing Agreement, dated as of May 2, 2016 (such agreement, as it exists immediately prior to its termination pursuant to Section 11 hereof, the “Existing Tax Sharing Agreement”), setting forth their agreement with respect to certain Tax matters;

WHEREAS, as a result of the Distribution, SpinCo and its subsidiaries will cease to be members of the IAC Affiliated Group (the “Deconsolidation”);

WHEREAS, the Parties desire to provide for and agree upon the allocation between the Parties of liabilities for Taxes arising prior to, as a result of, and subsequent to the Distribution, and to provide for and agree upon other matters relating to Taxes;

NOW THEREFORE, in consideration of the mutual agreements contained herein, the Parties hereby agree as follows:

Section 1.               Definition of Terms. For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings, and capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Separation Agreement:

“Adjustment Request” shall mean any formal or informal claim or request filed with any Tax Authority, or with any administrative agency or court, for the adjustment, refund or credit of Taxes, including (a) any amended Tax Return claiming adjustment to the Taxes as reported on the Tax Return or, if applicable, as previously adjusted, (b) any claim for equitable recoupment or other offset, and (c) any claim for refund or credit of Taxes previously paid.

“Affiliate” shall mean any entity that is directly or indirectly “controlled” by either the Person in question or an Affiliate of such Person. “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. The term Affiliate shall refer to Affiliates of a Person as determined immediately after the Distribution.

“Agreement” shall have the meaning provided in the Preamble.

“Capital Stock” shall mean all classes or series of capital stock, including (a) common stock, (b) all options, warrants and other rights to acquire such capital stock and (c) all instruments properly treated as stock for Federal Income Tax purposes.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Companies” and “Company” shall have the meaning provided in the Preamble.

“Compensatory Equity Interests” shall have the meaning set forth in Section 6.02(a).

“Deconsolidation” shall have the meaning provided in the Recitals.

“Deconsolidation Date” shall mean the date on which the Mandatory Exchange Effective Time occurs.

“DGCL” shall mean the Delaware General Corporation Law.

“Distribution” shall mean (i) the issuance of IAC Series 1 Mandatorily Exchangeable Preferred Stock and IAC Series 2 Mandatorily Exchangeable Preferred Stock and (ii) the redemption of IAC Series 1 Mandatorily Exchangeable Preferred Stock in exchange for SpinCo Common Stock and the redemption of IAC Series 2 Mandatorily Exchangeable Preferred Stock in exchange for SpinCo Class B Common Stock, in the case of each of clauses (i) and (ii), pursuant to the IAC Reclassification, taken together.

“Federal Income Tax” shall mean any Tax imposed by Subtitle A of the Code, and any interest, penalties, additions to Tax or additional amounts in respect of the foregoing.

“Federal Other Tax” shall mean any Tax imposed by the federal government of the United States other than any Federal Income Taxes, and any interest, penalties, additions to Tax or additional amounts in respect of the foregoing.

“Fifty-Percent or Greater Interest” shall have the meaning ascribed to such term for purposes of Sections 355(d) and (e) of the Code.

“Final Determination” shall mean the final resolution of liability for any Tax, which resolution may be for a specific issue or adjustment or for a Tax Period, (a) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the laws of a State, local or foreign taxing jurisdiction, except that a Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund or the right of the Tax Authority to assert a further deficiency in respect of such issue or adjustment or for such Tax Period (as the case may be); (b) by a decision, judgment, decree or other order by a court of competent jurisdiction, which has become final and unappealable; (c) by a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or a comparable agreement under the laws of a State, local or foreign taxing jurisdiction; (d) by any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all Tax Periods during which such refund may be recovered (including by way of offset) by the jurisdiction imposing such Tax; or (e) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the Parties.

“Foreign Income Tax” shall mean any Tax imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or United States possession, which is an income tax as defined in Treasury Regulations Section 1.901-2, and any interest, penalties, additions to tax or additional amounts in respect of the foregoing.

“Foreign Other Tax” shall mean any Tax imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or United States possession, other than any Foreign Income Taxes, and any interest, penalties, additions to tax or additional amounts in respect of the foregoing.

“Foreign Tax” shall mean any Foreign Income Taxes or Foreign Other Taxes.

“Former IAC Employee” shall have the meaning set forth in the Employee Matters Agreement.

“Former SpinCo Employee” shall have the meaning set forth in the Employee Matters Agreement.

“Group” shall mean the IAC Group, the SpinCo Group or both, as the context requires.

“IAC” shall have the meaning provided in the Preamble, and references herein to IAC shall include any entity treated as a successor to IAC.

“IAC Adjustment” shall mean any proposed adjustment by a Tax Authority or claim for refund asserted in a Tax Contest to the extent IAC would be exclusively liable for any resulting Tax under this Agreement or exclusively entitled to receive any resulting Tax Benefit under this Agreement.

“IAC Affiliated Group” shall have the meaning set forth in the Recitals.

“IAC Employee” shall have the meaning set forth in the Employee Matters Agreement.

“IAC Filing Date” shall have the meaning set forth in Section 7.05(d)(i).

“IAC Federal Consolidated Income Tax Return” shall mean any United States Federal Income Tax Return for the IAC Affiliated Group.

“IAC Foreign Combined Income Tax Return” shall mean a consolidated, combined or unitary or other similar Foreign Income Tax Return or any Foreign Income Tax Return with respect to any profit and/or loss sharing group, group payment or similar group or fiscal unity that actually includes, by election or otherwise, one or more members of the IAC Group together with one or more members of the SpinCo Group.

“IAC Group” shall mean IAC and each Person that is a Subsidiary of IAC immediately prior to the IAC Reclassification Effective Time, excluding any entity that is a member of the SpinCo Group.

“IAC Group Transfer” shall have the meaning set forth in the Recitals.

“IAC Separate Return” shall mean any Separate Return of IAC or any member of the IAC Group.

“IAC State Combined Income Tax Return” shall mean a consolidated, combined or unitary Tax Return with respect to State Income Taxes that actually includes, by election or otherwise, one or more members of the IAC Group and one or more members of the SpinCo Group.

“Income Tax” shall mean any Federal Income Tax, State Income Tax or Foreign Income Tax.

“IRS” shall mean the U.S. Internal Revenue Service.

“Joint Adjustment” shall mean any proposed adjustment by a Tax Authority or claim for refund asserted in a Tax Contest that is not a SpinCo Adjustment or an IAC Adjustment.

“Joint Return” shall mean any Return of a member of the IAC Group or the SpinCo Group that is not a Separate Return.

“Notified Action” shall have the meaning set forth in Section 7.04(a).

“Other Tax” shall mean any Federal Other Tax, State Other Tax or Foreign Other Tax.

“Parties” shall mean the parties to this Agreement.

“Past Practices” shall have the meaning set forth in Section 4.04(a).

“Payment Date” shall mean (a) with respect to any IAC Federal Consolidated Income Tax Return, the due date for any required installment of estimated Taxes determined under Section 6655 of the Code, the due date (determined without regard to extensions) for filing the Tax Return determined under Section 6072 of the Code, and the date the Tax Return is filed, and (b) with respect to any other Tax Return, the corresponding dates determined under applicable Tax Law; in each case, taking into account any automatic or validly elected extensions, deferrals or postponements of the due date for payment of any such estimated Taxes or any Tax shown on such Tax Return, as applicable.

“Payor” shall have the meaning set forth in Section 5.02(a).

“Person” shall mean any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or a Governmental Authority or any department, agency or political subdivision thereof, without regard to whether any entity is treated as disregarded for Federal Income Tax purposes.

“Post-Deconsolidation Period” shall mean any Tax Period beginning after the Deconsolidation Date, and, in the case of any Straddle Period, the portion of such Straddle Period beginning the day after the Deconsolidation Date.

“Pre-Deconsolidation Period” shall mean any Tax Period ending on or prior to the Deconsolidation Date, and, in the case of any Straddle Period, the portion of such Straddle Period ending on the Deconsolidation Date.

“Privilege” shall mean any privilege that may be asserted under applicable law, including, any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege and any privilege relating to internal evaluation processes.

“Proposed Acquisition Transaction” shall mean, with respect to SpinCo, a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulations Section 1.355-7, or any other Treasury Regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by the management or shareholders of SpinCo, is a hostile acquisition, or otherwise, as a result of which SpinCo would merge or consolidate with any other Person or as a result of which any Person or Persons would (directly or indirectly) acquire, or have the right to acquire, from SpinCo and/or one or more holders of outstanding shares of Capital Stock of SpinCo, a number of shares of Capital Stock of SpinCo that would, when combined with any other changes in ownership of Capital Stock of SpinCo pertinent for purposes of Section 355(e) of the Code, comprise 45% or more of (a) the value of all outstanding shares of Capital Stock of SpinCo as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (b) the total combined voting power of all outstanding shares of voting stock of SpinCo as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (i) the adoption by SpinCo of a shareholder rights plan or (ii) issuances by SpinCo that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations Section 1.355-7(d). For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly. Any clarification of, or change in, the statute or Treasury Regulations promulgated under Section 355(e) of the Code shall be incorporated into this definition and its interpretation.

“Representation Letter” shall mean the representation letter and any other materials delivered by, or on behalf of, IAC, SpinCo or others to a Tax Advisor in connection with the issuance by such Tax Advisor of a Tax Opinion.

“Required Party” shall have the meaning set forth in Section 5.02(a).

“Responsible Company” shall mean, with respect to any Tax Return, the Company having responsibility for filing such Tax Return.

“Restriction Period” shall mean the period beginning on the date hereof and ending on the two-year anniversary of the Distribution.

“Retention Date” shall have the meaning set forth in Section 9.01.

“Section 336(e) Election” shall have the meaning set forth in Section 7.06.

“Section 7.02(d) Acquisition Transaction” shall mean any transaction or series of transactions that is not a Proposed Acquisition Transaction but would be a Proposed Acquisition Transaction if the percentage reflected in the definition of Proposed Acquisition Transaction were 30% instead of 45%.

“Separate Return” shall mean (a) in the case of any Tax Return of any member of the SpinCo Group (including any consolidated, combined or unitary return), any such Tax Return that does not include any member of the IAC Group and (b) in the case of any Tax Return of any member of the IAC Group (including any consolidated, combined or unitary return), any such Tax Return that does not include any member of the SpinCo Group.

“Separation Agreement” shall have the meaning set forth in the Recitals.

“SpinCo” shall have the meaning provided in the Preamble, and references herein to SpinCo shall include any entity treated as a successor to SpinCo.

“SpinCo Active Trade or Business” shall mean the active conduct (as defined in Section 355(b)(2) of the Code and the Treasury Regulations thereunder) by SpinCo and its “separate affiliated group” (as defined in Section 355(b)(3)(B) of the Code) of the trade or business(es) relied upon to satisfy Section 355(b) of the Code with respect to the Distribution (as described in the Representation Letter), as conducted immediately prior to the Distribution.

“SpinCo Adjustment” shall mean any proposed adjustment by a Tax Authority or claim for refund asserted in a Tax Contest to the extent SpinCo would be exclusively liable for any resulting Tax under this Agreement or exclusively entitled to receive any resulting Tax Benefit under this Agreement.

“SpinCo Carryback” shall mean any net operating loss, net capital loss, excess tax credit or other similar Tax item of any member of the SpinCo Group which may or must be carried from one Tax Period to another prior Tax Period under the Code or other applicable Tax Law.

“SpinCo CFO Certificate” shall have the meaning set forth in Section 7.02(d).

“SpinCo Employee” shall have the meaning set forth in the Employee Matters Agreement.

“SpinCo Federal Consolidated Income Tax Return” shall mean any United States federal Income Tax Return for the affiliated group (as defined in Section 1504 of the Code) of which SpinCo is the common parent.

“SpinCo Group” shall mean SpinCo and each Person that is a Subsidiary of SpinCo (including Vimeo), as determined immediately after the Mandatory Exchange Effective Time.

“SpinCo Separate Return” shall mean any Separate Return of SpinCo or any member of the SpinCo Group.

“State Income Tax” shall mean any Tax imposed by any State of the United States (or by any political subdivision of any such State) or the District of Columbia, or any city or municipality located therein, which is imposed on or measured by net income, including state and local franchise or similar Taxes measured by net income, and any interest, penalties, additions to tax or additional amounts in respect of the foregoing.

“State Other Tax” shall mean any Tax imposed by any State of the United States (or by any political subdivision of any such State) or the District of Columbia, or any city or municipality located therein, other than any State Income Taxes, and any interest, penalties, additions to tax or additional amounts in respect of the foregoing.

“Straddle Period” shall mean any Tax Period that begins on or before and ends after the Deconsolidation Date.

“Tax” or “Taxes” shall mean any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, alternative minimum, estimated or other tax (including any fee, assessment or other charge in the nature of or in lieu of any tax) imposed by any Governmental Authority or political subdivision thereof, and any interest, penalties, additions to tax or additional amounts in respect of the foregoing.

“Tax Advisor” shall mean any Tax counsel or accountant of recognized national standing in the United States.

“Tax Advisor Dispute” shall have the meaning set forth in Section 14.

“Tax Attribute” shall mean a net operating loss, net capital loss, unused investment credit, unused foreign tax credit, excess charitable contribution, general business credit or any other Tax Item that could reduce a Tax.

“Tax Authority” shall mean, with respect to any Tax, the Governmental Authority or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Tax Benefit” shall mean any reduction in liability for Tax as a result of any loss, deduction, refund, credit or other item reducing Taxes otherwise payable.

“Tax Contest” shall mean an audit, review, examination, assessment or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes (including any administrative or judicial review of any claim for refund).

“Tax-Free Status” shall mean, with respect to the Distribution (taken together with the IAC Group Transfer), the qualification thereof (a) as a transaction described in Section 368(a)(1)(D) and Section 355(a) of the Code, (b) as a transaction in which the stock distributed thereby is “qualified property” for purposes of Sections 355(c)(2) and 361(c)(2) of the Code and (c) as a transaction in which IAC, SpinCo and the members of their respective Groups (as relevant) recognize no income or gain for Federal Income Tax purposes pursuant to Sections 355, 361 and 1032 of the Code, other than intercompany items or excess loss accounts taken into account pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code.

“Tax Item” shall mean, with respect to any Income Tax, any item of income, gain, loss, deduction or credit.

“Tax Law” shall mean the law of any Governmental Authority or political subdivision thereof relating to any Tax.

“Tax Opinion” shall mean each opinion of a Tax Advisor delivered or issued to IAC in connection with, and regarding the Federal Income Tax treatment of the Distribution (taken together with the IAC Group Transfer).

“Tax Period” shall mean, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.

“Tax Records” shall mean any Tax Returns, Tax Return workpapers, documentation relating to any Tax Contests and any other books of account or records (whether or not in written, electronic or other tangible or intangible forms and whether or not stored on electronic or any other medium) required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority.

“Tax-Related Losses” shall mean (a) all federal, state, local and foreign Taxes imposed pursuant to any settlement, Final Determination, judgment or otherwise; (b) all accounting, legal and other professional fees and court costs incurred in connection with such Taxes; and (c) all costs, expenses and damages associated with stockholder litigation or controversies and any amount paid by IAC (or any IAC Affiliate) or SpinCo (or any SpinCo Affiliate) in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Governmental Authority, in each case, resulting from the failure of the Distribution (taken together with the IAC Group Transfer) to have Tax-Free Status.

“Tax Return” or “Return” shall mean any report of Taxes due, any claim for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration or document filed or required to be filed under the Code or other Tax Law, including any attachments, exhibits or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

“Transaction-Related Tax Contest” shall mean any Tax Contest in which the IRS, another Tax Authority or any other Person asserts a position that could reasonably be expected to adversely affect the Tax-Free Status of the Distribution (taken together with the IAC Group Transfer).

“Transactions” shall mean the IAC Group Transfer, the Distribution and the other transactions contemplated by the Separation Agreement (excluding the Vimeo Merger).

“Treasury Regulations” shall mean the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.

“Unqualified Tax Opinion” shall mean an unqualified opinion of a Tax Advisor on which IAC may rely to the effect that a transaction will not (a) affect the Tax-Free Status of the Distribution (taken together with the IAC Group Transfer) or (b) adversely affect any of the conclusions set forth in any Tax Opinion regarding the Tax-Free Status of the Distribution (taken together with the IAC Group Transfer); provided, that any tax opinion obtained in connection with a proposed acquisition of Capital Stock of SpinCo entered into during the Restriction Period shall not qualify as an Unqualified Tax Opinion unless such Tax opinion concludes that such proposed acquisition will not be treated as “part of a plan (or series of related transactions),” within the meaning of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder, that includes the Distribution. Any such opinion must assume that the Distribution (taken together with the IAC Group Transfer) would have qualified for Tax-Free Status if the transaction in question did not occur.

“Vimeo” shall have the meaning provided in the Recitals, and references herein to Vimeo shall include any entity treated as a successor to Vimeo.

“Vimeo Federal Consolidated Income Tax Sharing Payments” shall have the meaning set forth in Section 2.02(a).

“Vimeo Foreign Combined Income Tax Sharing Payments” shall have the meaning set forth in Section 2.04(a).

“Vimeo State Combined Income Tax Sharing Payments” shall have the meaning set forth in Section 2.03(a).

“Vimeo Merger” shall mean the merger of Stream Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of SpinCo, with and into Vimeo, with Vimeo as the surviving corporation.

Section 2.               Allocation of Tax Liabilities.

Section 2.01        General Rule.

(a)               IAC Liability. IAC shall be liable for, and shall indemnify and hold harmless the SpinCo Group from and against any liability for, Taxes that are allocated to IAC under this Section 2.

(b)               SpinCo Liability. SpinCo shall be liable for, and shall indemnify and hold harmless the IAC Group from and against any liability for, Taxes that are allocated to SpinCo under this Section 2.

Section 2.02        Allocation of United States Federal Income Tax and Federal Other Tax. Except as otherwise provided in Section 2.05, Federal Income Tax and Federal Other Tax shall be allocated as follows:

(a)               Allocation of Tax Relating to IAC Federal Consolidated Income Tax Returns. With respect to any IAC Federal Consolidated Income Tax Return (i) for any Pre-Deconsolidation Period, (A) IAC shall be responsible for any and all Federal Income Taxes due or required to be reported on any such Tax Return (including any increase in such Tax as a result of a Final Determination) reduced by any amounts in respect of such Federal Income Taxes for which Vimeo is or would be responsible with respect to such period pursuant to the Existing Tax Sharing Agreement (without giving effect to the termination thereof pursuant to Section 11 hereof) (“Vimeo Federal Consolidated Income Tax Sharing Payments”), and (B) SpinCo shall be responsible for any and all Vimeo Federal Consolidated Income Tax Sharing Payments (including any increase thereof as a result of a Final Determination); and (ii) for any Post-Deconsolidation Period, IAC shall be responsible for any and all Federal Income Taxes due or required to be reported on any such Tax Return (including any increase in such Tax as a result of a Final Determination).

(b)               Allocation of Tax Relating to Federal Separate Income Tax Returns. (i) IAC shall be responsible for any and all Federal Income Taxes due with respect to or required to be reported on any IAC Separate Return and (ii) SpinCo shall be responsible for any and all Federal Income Taxes due with respect to or required to be reported on any SpinCo Separate Return (in each case, including any increase in such Tax as a result of a Final Determination).

(c)               Allocation of Federal Other Tax. IAC shall be responsible for any and all Federal Other Taxes attributable to the IAC Business (including any increase in such Tax as a result of a Final Determination). SpinCo shall be responsible for any and all Federal Other Taxes attributable to the SpinCo Business (including any increase in such Tax as a result of a Final Determination).

Section 2.03        Allocation of State Income and State Other Taxes. Except as otherwise provided in Section 2.05, State Income Tax and State Other Tax shall be allocated as follows:

(a)               Allocation of Tax Relating to IAC State Combined Income Tax Returns. With respect to any IAC State Combined Income Tax Return (i) for any Pre-Deconsolidation Period, (A) IAC shall be responsible for any and all State Income Taxes due with respect to or required to be reported on any such Tax Return (including any increase in such Tax as a result of a Final Determination) reduced by any amounts in respect of such State Income Taxes for which Vimeo is or would be responsible with respect to such period pursuant to the Existing Tax Sharing Agreement (without giving effect to the termination thereof pursuant to Section 11 hereof) (“Vimeo State Combined Income Tax Sharing Payments”), and (B) SpinCo shall be responsible for any and all Vimeo State Combined Income Tax Sharing Payments (including any increase thereof as a result of a Final Determination); and (ii) for any Post-Deconsolidation Period, IAC shall be responsible for any and all State Income Taxes due or required to be reported on any such Tax Return (including any increase in such Tax as a result of a Final Determination).

(b)               Allocation of Tax Relating to State Separate Income Tax Returns. (i) IAC shall be responsible for any and all State Income Taxes due with respect to or required to be reported on any IAC Separate Return and (ii) SpinCo shall be responsible for any and all State Income Taxes due with respect to or required to be reported on any SpinCo Separate Return (in each case, including any increase in such Tax as a result of a Final Determination).

(c)               Allocation of State Other Tax. IAC shall be responsible for any and all State Other Taxes attributable to the IAC Business (including any increase in such Tax as a result of a Final Determination). SpinCo shall be responsible for any and all State Other Taxes attributable to the SpinCo Business (including any increase in such Tax as a result of a Final Determination).

Section 2.04        Allocation of Foreign Taxes. Except as otherwise provided in Section 2.05, Foreign Income Tax and Foreign Other Tax shall be allocated as follows:

(a)               Allocation of Tax Relating to IAC Foreign Combined Income Tax Returns. With respect to any IAC Foreign Combined Income Tax Return (i) for any Pre-Deconsolidation Period, (A) IAC shall be responsible for any and all Foreign Income Taxes due with respect to or required to be reported on such Tax Return (including any increase in such Tax as a result of a Final Determination) reduced by any amounts in respect of such Foreign Income Taxes for which Vimeo is or would be responsible with respect to such period pursuant to the Existing Tax Sharing Agreement (without giving effect to the termination thereof pursuant to Section 11 hereof) (“Vimeo Foreign Combined Income Tax Sharing Payments”), and (B) SpinCo shall be responsible for any and all Vimeo Foreign Combined Income Tax Sharing Payments (including any increase thereof as a result of a Final Determination); and (ii) for any Post-Deconsolidation Period, IAC shall be responsible for any and all Foreign Income Taxes due or required to be reported on any such Tax Return (including any increase in such Tax as a result of a Final Determination).

(b)               Allocation of Tax Relating to Foreign Separate Income Tax Returns. (i) IAC shall be responsible for any and all Foreign Income Taxes due with respect to or required to be reported on any IAC Separate Return and (ii) SpinCo shall be responsible for any and all Foreign Income Taxes due with respect to or required to be reported on any SpinCo Separate Return (in each case, including any increase in such Tax as a result of a Final Determination).

(c)               Allocation of Foreign Other Tax. IAC shall be responsible for any and all Foreign Other Taxes attributable to the IAC Business (including any increase in such Tax as a result of a Final Determination). SpinCo shall be responsible for any and all Foreign Other Taxes attributable to the SpinCo Business (including any increase in such Tax as a result of a Final Determination).

Section 2.05        Certain Transaction and Other Taxes.

(a)               SpinCo Liability. SpinCo shall be liable for, and shall indemnify and hold harmless the IAC Group from and against any liability for:

(i)               any stamp, sales and use, gross receipts or other transfer Taxes imposed by any Tax Authority on any member of the SpinCo Group (if such member is primarily liable for such Tax) on the transfers occurring pursuant to the Transactions;

(ii)              any value-added or goods and services Tax imposed by any Tax Authority on any transfer occurring pursuant to the Transactions to the extent any member of the SpinCo Group is the transferee with respect to the relevant transfer;

(iii)            any Tax (other than Tax-Related Losses) resulting from a breach by SpinCo of any covenant made by SpinCo (or any other member of the SpinCo Group) in this Agreement, the Separation Agreement or any Ancillary Agreement; and

(iv)            any Tax-Related Losses for which SpinCo is responsible pursuant to Section 7.05.

The amounts for which SpinCo is liable pursuant to Sections 2.05(a)(i), (ii), and (iii) shall include all accounting, legal and other professional fees and court costs incurred in connection with the relevant Taxes.

(b)               IAC Liability. IAC shall be liable for, and shall indemnify and hold harmless SpinCo Group from and against any liability for:

(i)              Any stamp, sales and use, gross receipts or other transfer Taxes imposed by any Tax Authority on any member of the IAC Group (if such member is primarily liable for such Tax) on the transfers occurring pursuant to the Transactions;

(ii)              any value-added or goods and services Tax imposed by any Tax Authority on any transfer occurring pursuant to the Transactions to the extent any member of the IAC Group is the transferee with respect to the relevant transfer;

(iii)            any Tax (other than Tax-Related Losses) resulting from a breach by IAC of any covenant made by IAC (or any other member of the IAC Group) in this Agreement, the Separation Agreement or any Ancillary Agreement; and

(iv)             any Tax-Related Losses for which IAC is responsible pursuant to Section 7.05.

The amounts for which IAC is liable pursuant to Sections 2.05(b)(i), (ii), and (iii) shall include all accounting, legal and other professional fees and court costs incurred in connection with the relevant Taxes.

Section 2.06        Attribution of Taxes. For purposes of Section 2.02(c), Section 2.03(c), and Section 2.04(c), a Tax and any Tax Items shall be considered attributable to the IAC Business on the one hand and the SpinCo Business on the other (but not both) to the extent that such Tax and/or Tax Item would result if such Tax Return were prepared on a separate basis taking into account only the operations and assets of the IAC Business on the one hand and only the operations and assets of the SpinCo Business on the other hand (but not both), as applicable. IAC shall determine in good faith and otherwise in accordance with this Agreement which Tax Items are properly attributable to assets or activities of the SpinCo Business (and in the case of a Tax Item that is properly attributable to both the IAC Business and the SpinCo Business, the allocation of such Tax Item between the IAC Business and the SpinCo Business).

Section 3.               Proration of Taxes for Straddle Periods.

(a)               General Method of Proration. In the case of any Straddle Period, Tax Items shall be apportioned between Pre-Deconsolidation Periods and Post-Deconsolidation Periods in accordance with the principles of Treasury Regulations Section 1.1502-76(b) as reasonably interpreted and applied by IAC. With respect to the IAC Federal Consolidated Income Tax Return for the Tax Period that includes the Distribution, IAC may determine in its sole discretion whether to make a ratable allocation election under Treasury Regulations Section 1.1502-76(b)(2)(ii) with respect to SpinCo. SpinCo shall, and shall cause each member of the SpinCo Group to, take all actions necessary to give effect to such election.

(b)               Transactions Treated as Extraordinary Item. In determining the apportionment of Tax Items between Pre-Deconsolidation Periods and Post-Deconsolidation Periods, any Tax Items relating to the Transactions shall be treated as extraordinary items described in Treasury Regulations Section 1.1502-76(b)(2)(ii)(C) and shall (to the extent arising on or prior to the Deconsolidation Date) be allocated to the Pre-Deconsolidation Period, and any Taxes related to such items shall be treated under Treasury Regulations Section 1.1502-76(b)(2)(iv) as relating to such extraordinary item and shall (to the extent arising on or prior to the Deconsolidation Date) be allocated to the Pre-Deconsolidation Period.

Section 4.               Preparation and Filing of Tax Returns.

Section 4.01        General. Except as otherwise provided in this Section 4, Tax Returns shall be prepared and filed when due (taking into account extensions) by the Person obligated to file such Tax Returns under the Code or applicable Tax Law. The Companies shall, and shall cause their respective Affiliates to, provide assistance and cooperation to one another in accordance with Section 8 with respect to the preparation and filing of Tax Returns (including by providing information required to be provided pursuant to Section 8).

Section 4.02        IAC’s Responsibility. IAC has the exclusive obligation and right to prepare and file, or to cause to be prepared and filed:

(a)               IAC Federal Consolidated Income Tax Returns for any Tax Periods ending before, on or after the Deconsolidation Date;

(b)               IAC State Combined Income Tax Returns, IAC Foreign Combined Income Tax Returns and any other Joint Returns that IAC reasonably determines are required to be filed (or that IAC chooses to be filed) by the Companies or any of their Affiliates for Tax Periods ending before, on or after the Deconsolidation Date; and

(c)               IAC Separate Returns and SpinCo Separate Returns that IAC reasonably determines are required to be filed by the Companies or any of their Affiliates for Tax Periods ending before, on or after the Deconsolidation Date (limited, in the case of SpinCo Separate Returns, to such Tax Returns as are required to be filed on or before the Deconsolidation Date).

Section 4.03        SpinCo’s Responsibility. SpinCo shall prepare and file, or shall cause to be prepared and filed, all Tax Returns required to be filed by or with respect to members of the SpinCo Group other than those Tax Returns that IAC is required or entitled to prepare and file under Section 4.02. The Tax Returns required to be prepared and filed by SpinCo under this Section 4.03 shall include (a) any SpinCo Federal Consolidated Income Tax Return for Tax Periods ending after the Deconsolidation Date and (b) SpinCo Separate Returns required to be filed after the Deconsolidation Date.

Section 4.04        Tax Accounting Practices.

(a)               General Rule. Except as otherwise provided in Section 4.04(b), with respect to any Tax Return that SpinCo has the obligation and right to prepare and file, or cause to be prepared and filed, under Section 4.03, for any Pre-Deconsolidation Period or any Straddle Period (or any Tax Period beginning after the Deconsolidation Date to the extent items reported on such Tax Return could reasonably be expected to affect items reported on any Tax Return that IAC has the obligation or right to prepare and file for any Pre-Deconsolidation Period or any Straddle Period), such Tax Return shall be prepared in accordance with past practices, accounting methods, elections or conventions (“Past Practices”) used with respect to the Tax Returns in question (unless there is no reasonable basis for the use of such Past Practices), and to the extent any items are not covered by Past Practices (or in the event that there is no reasonable basis for the use of such Past Practices), in accordance with reasonable Tax accounting practices selected by SpinCo. Except as otherwise provided in Section 4.04(b), IAC shall prepare any Tax Return that it has the obligation and right to prepare and file, or cause to be prepared and filed, under Section 4.02, in accordance with reasonable Tax accounting practices selected by IAC.

(b)               Reporting of Transactions. Except to the extent otherwise required (x) by a change in applicable law or (y) as a result of a Final Determination, (i) neither IAC nor SpinCo shall (and neither shall permit or cause any member of its respective Group to) take any position that is inconsistent with the treatment of the Distribution (together with the IAC Group Transfer) as having Tax-Free Status (or analogous status under state or local law), and (ii) SpinCo shall not (and shall not permit or cause any member of the SpinCo Group to) take any position with respect to any material item of income, deduction, gain, loss, or credit on a Tax Return, or otherwise treat such item in a manner that is inconsistent with the manner such item is reported on a Tax Return required to be prepared or filed by IAC pursuant to Section 4.02 (including, without limitation, the claiming of a deduction previously claimed on any such Tax Return).

Section 4.05        Consolidated or Combined Tax Returns. SpinCo will elect and join, and will cause its Affiliates to elect and join, in filing any IAC State Combined Income Tax Returns and any Joint Returns that IAC determines are required to be filed or that IAC chooses to file pursuant to Section 4.02(b). With respect to any Tax Returns relating to any Tax Period (or portion thereof) ending on or prior to the Deconsolidation Date, which Tax Return would otherwise be a SpinCo Separate Return, SpinCo will elect and join, and will cause its respective Affiliates to elect and join, in filing consolidated, unitary, combined or other similar joint Tax Returns, to the extent each entity is eligible to join in such Tax Returns, upon IAC’s request.

Section 4.06        Right to Review Tax Returns.

(a)               General. The Company that has responsibility for preparing and filing any material Tax Return under this Agreement shall make such Tax Return (or the relevant portions thereof) and related workpapers available for review by the other Company, if requested, to the extent the requesting party (i) is or would reasonably be expected to be liable for Taxes reflected on such Tax Return, (ii) is or would reasonably be expected to be liable for any additional Taxes owing as a result of adjustments to the amount of such Taxes reported on such Tax Return, (iii) has or would reasonably be expected to have a claim for Tax Benefits under this Agreement in respect of items reflected on such Tax Return, or (iv) reasonably requires such documents to confirm compliance with the terms of this Agreement; provided, however, that notwithstanding anything in this Agreement to the contrary, IAC shall not be required to make any IAC Federal Consolidated Income Tax Return available for review by SpinCo. The Company that has responsibility for preparing or filing such Tax Return under this Agreement shall use reasonable efforts to make such Tax Return (or the relevant portions thereof) and related workpapers available for review as required under this paragraph sufficiently in advance of the due date for filing such Tax Return to provide the requesting Party with a meaningful opportunity to review and comment on such Tax Return and shall consider such comments in good faith. The Companies shall attempt in good faith to resolve any material disagreement arising out of the review of such Tax Return and, failing such resolution, any material disagreement shall be resolved in accordance with the provisions of Section 14 as promptly as practicable.

(b)               Execution of Returns Prepared by Other Party. In the case of any Tax Return that is required to be prepared by one Company under this Agreement and that is required by law to be signed by another Company (or by its authorized representative), the Company that is legally required to sign such Tax Return shall not be required to sign such Tax Return under this Agreement unless there is at least a “reasonable basis” (or comparable standard under state, local or foreign law) for the Tax treatment of each material item reported on the Tax Return.

Section 4.07        SpinCo Carrybacks and Claims for Refund. SpinCo hereby agrees that, unless IAC consents in writing, (i) no Adjustment Request with respect to any Joint Return (or any Tax Return of Other Taxes reflecting Taxes for which both IAC and SpinCo are responsible under Section 2) shall be filed, and (ii) any available elections to waive the right to claim in any Pre-Deconsolidation Period with respect to any Joint Return (or any Tax Return of Other Taxes reflecting Taxes for which both IAC and SpinCo are responsible under Section 2) any SpinCo Carryback arising in a Post-Deconsolidation Period shall be made, and no affirmative election shall be made to claim any such SpinCo Carryback; provided, however, that the Parties agree that any such Adjustment Request shall be made with respect to any SpinCo Carryback related to Federal or State Income Taxes, upon the reasonable request of SpinCo, if (x) such SpinCo Carryback is necessary to prevent the loss of the Federal and/or State Income Tax Benefit of such SpinCo Carryback (including, but not limited to, an Adjustment Request with respect to a SpinCo Carryback of a federal or state capital loss arising in a Post-Deconsolidation Period to a Pre-Deconsolidation Period) and (y) such Adjustment Request, based on IAC’s sole determination, will cause no Tax detriment to IAC, the IAC Group or any member of the IAC Group. Any Adjustment Request to which IAC consents under this Section 4.07 shall be prepared and filed by the Responsible Company with respect to the Tax Return to be adjusted.

Section 4.08        Apportionment of Earnings and Profits and Tax Attributes.

(a)               If the IAC Affiliated Group has a Tax Attribute, the portion, if any, of such Tax Attribute apportioned to SpinCo or any member of the SpinCo Group and treated as a carryover to the first Post-Deconsolidation Period of SpinCo (or such member) shall be determined by IAC in accordance with Treasury Regulations Sections 1.1502-21, 1.1502-21T, 1.1502-22, 1.1502-79 and, if applicable, 1.1502-79A.

(b)               No Tax Attribute with respect to consolidated Federal Income Tax of the IAC Affiliated Group, other than those described in Section 4.08(a), and no Tax Attribute with respect to any consolidated, combined or unitary State or Foreign Income Tax, in each case, arising in respect of a Joint Return shall be apportioned to SpinCo or any member of the SpinCo Group, except as IAC (or such member of the IAC Group as IAC shall designate) determines is otherwise required under applicable law.

(c)               IAC shall use commercially reasonable efforts to determine or cause its designee to determine the portion, if any, of any Tax Attribute that must (absent a Final Determination to the contrary) be apportioned to SpinCo or any member of the SpinCo Group in accordance with this Section 4.08 and applicable law and the amount of Tax basis and earnings and profits to be apportioned to SpinCo or any member of the SpinCo Group in accordance with this Section 4.08 and applicable law, and shall provide written notice of the calculation thereof to SpinCo as soon as reasonably practicable after IAC or its designee prepares such calculation. For the absence of doubt, IAC shall not be liable to SpinCo or any member of the SpinCo Group for any failure of any determination under this Section 4.08 to be accurate or sustained under applicable law, including as the result of any Final Determination.

(d)               Any written notice delivered by IAC pursuant to Section 4.08(c) shall be binding on SpinCo and each member of the SpinCo Group and shall not be subject to dispute resolution. Except to the extent otherwise required by a change in applicable law or pursuant to a Final Determination, SpinCo shall not take any position (whether on a Tax Return or otherwise) that is inconsistent with the information contained in any such written notice.

Section 5.               Tax Payments.

Section 5.01        Payment of Taxes with Respect to Tax Returns. Subject to Section 5.02, (i) the Responsible Company with respect to any Tax Return shall pay any Tax required to be paid to the applicable Tax Authority on or before the relevant Payment Date, and (ii) in the case of any adjustment pursuant to a Final Determination with respect to any Tax Return, the Responsible Company shall pay to the applicable Tax Authority when due (taking into account any automatic or validly elected extensions, deferrals or postponements) any additional Tax due with respect to such Tax Return required to be paid as a result of such adjustment pursuant to a Final Determination.

Section 5.02        Indemnification Payments.

(a)               If any Company (the “Payor”) is required pursuant to Section 5.01 (or otherwise under applicable Tax Law) to pay to a Tax Authority a Tax for which another Company (the “Required Party”) is liable, in whole or in part, under this Agreement (including for the avoidance of doubt, any administrative or judicial deposit required to be paid by the Payor to a Tax Authority or other Governmental Authority to pursue any Tax Contest, to the extent the Required Party would be liable under this Agreement for any Tax resulting from such Tax Contest), the Required Party shall reimburse the Payor within 15 days of delivery by the Payor to the Required Party of an invoice for the amount due from the Required Party, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. If the amount to be paid by the Required Party pursuant to this Section 5.02 is in excess of $1 million, then, the Required Party shall pay the Payor no later than the later of (i) seven business days after delivery by the Payor to the Required Party of an invoice for the amount due, accompanied by a statement detailing the Taxes required to be paid and describing in reasonable detail the particulars relating thereto, and (ii) three business days prior to the due date for the payment of such Tax (taking into account any automatic or validly elected extensions, deferrals or postponements).

(b)               All indemnification payments under this Agreement shall be made by IAC directly to SpinCo and by SpinCo directly to IAC; provided, however, that if the Companies mutually agree with respect to any such indemnification payment, (i) any member of the IAC Group may make such indemnification payment to any member of the SpinCo Group and (ii) any member of the SpinCo Group may make such indemnification payment to any member of the IAC Group.

Section 6.               Tax Benefits.

Section 6.01        Tax Benefits.

(a)               Except as set forth below, (i) IAC shall be entitled to any refund (and any interest thereon received from the applicable Tax Authority) of Income Taxes and Other Taxes for which IAC is liable hereunder, (ii) SpinCo shall be entitled to any refund (and any interest thereon received from the applicable Tax Authority) of Income Taxes and Other Taxes for which SpinCo is liable hereunder, and (iii) a Company receiving a refund to which another Company is entitled hereunder in whole or in part shall pay over such refund (or portion thereof), net of cost (including Taxes) resulting therefrom, to such other Company within 30 days after such refund is received; it being understood that, with respect to any refund (or interest thereon received from the applicable Tax Authority) of Taxes for which both Companies are liable under Section 7.05(c)(i), each Company shall be entitled to the portion of such refund (or interest thereon) that reflects its proportionate liability for such Taxes.

(b)               If (i) a member of the SpinCo Group actually realizes in cash any Tax Benefit as a result of an adjustment pursuant to a Final Determination or reporting required by clause (x) or clause (y) of Section 4.04(b), in each case, that increases Taxes for which a member of the IAC Group is liable hereunder (or reduces any Tax Attribute of a member of the IAC Group) and such Tax Benefit would not have arisen but for such adjustment or reporting (determined on a “with and without” basis) or (ii) a member of the IAC Group actually realizes in cash any Tax Benefit as a result of an adjustment pursuant to a Final Determination or reporting required by clause (x) or clause (y) of Section 4.04(b) that increases Taxes for which a member of the SpinCo Group is liable hereunder (or reduces any Tax Attribute of a member of the SpinCo Group) and such Tax Benefit would not have arisen but for such adjustment or reporting (determined on a “with and without” basis), then, SpinCo or IAC, as the case may be, shall make a payment to IAC or SpinCo, as appropriate, within 30 days following such actual realization of the Tax Benefit, in an amount equal to such Tax Benefit actually realized in cash (including any Tax Benefit actually realized as a result of the payment); provided, however, that no Company (or any Affiliates of any Company) shall be obligated to make a payment otherwise required pursuant to this Section 6.01(b) to the extent making such payment would place such Company (or any of its Affiliates) in a less favorable net after-Tax position than such Company (or such Affiliate) would have been in if the relevant Tax Benefit had not been realized. If a Company or one of its Affiliates pays over any amount pursuant to the preceding sentence and such Tax Benefit is subsequently disallowed or adjusted, the Parties shall promptly make appropriate payments (including in respect of any interest paid or imposed by any Tax Authority) to reflect such disallowance or adjustment.

(c)               No later than 30 days after a Tax Benefit described in Section 6.01(b) is actually realized in cash by a member of the IAC Group or a member of the SpinCo Group, IAC (if a member of the IAC Group actually realizes such Tax Benefit) or SpinCo (if a member of the SpinCo Group actually realizes such Tax Benefit) shall provide the other Company with a written calculation of the amount payable to such other Company by IAC or SpinCo pursuant to this Section 6. In the event that IAC or SpinCo disagrees with any such calculation described in this Section 6.01(c), IAC or SpinCo shall so notify the other Company in writing within 30 days of receiving the written calculation set forth above in this Section 6.01(c). IAC and SpinCo shall endeavor in good faith to resolve such disagreement, and, failing that, the amount payable under this Section 6 shall be determined in accordance with the provisions of Section 14 as promptly as practicable.

(d)               SpinCo shall be entitled to any refund that is attributable to, and would not have arisen but for, a SpinCo Carryback pursuant to the proviso set forth in Section 4.07; provided, however, that SpinCo shall indemnify and hold the members of the IAC Group harmless from and against any and all collateral Tax consequences resulting from or caused by any such Carryback, including (but not limited to) the loss or postponement of any benefit from the use of Tax Attributes generated by a member of the IAC Group or an Affiliate thereof if (x) such Tax Attributes expire unutilized, but would have been utilized but for such Carryback, or (y) the use of such Tax Attributes is postponed to a later Tax Period than the Tax Period in which such Tax Attributes would have been utilized but for such Carryback. Any such payment of such refund made by IAC to SpinCo pursuant to this Section 6.01(d) shall be recalculated in light of any Final Determination (or any other facts that may arise or come to light after such payment is made, such as a carryback of an IAC Group Tax Attribute to a Tax Period in respect of which such refund is received) that would affect the amount to which SpinCo is entitled, and an appropriate adjusting payment shall be made by SpinCo to IAC such that the aggregate amount paid pursuant to this Section 6.01(d) equals such recalculated amount.

Section 6.02        IAC and SpinCo Income Tax Deductions in Respect of Certain Equity Awards and Incentive Compensation.

(a)               Allocation of Deductions. To the extent permitted by applicable law, Income Tax deductions arising by reason of exercises of options or vesting or settlement of stock appreciation rights, restricted stock units or restricted stock, in each case, following the Distribution, with respect to IAC stock or SpinCo stock (such options, stock appreciation rights, restricted stock units and restricted stock, collectively, “Compensatory Equity Interests”) held by any Person shall be claimed (i) in the case of an IAC Employee or Former IAC Employee, solely by the IAC Group, (ii) in the case of a SpinCo Employee or Former SpinCo Employee, solely by the SpinCo Group, and (iii) in the case of a non-employee director (solely with respect to Compensatory Equity Interests received in his or her capacity as a director), by the Company for which the director serves as a director following the Distribution (provided that, in the case of any director who serves on the board of directors of both IAC and SpinCo, each Company shall be entitled only to the deductions arising in respect of such Compensatory Equity Interests denominated in its own stock).

(b)               Withholding and Reporting. Each Company entitled to claim the Tax deductions described in Section 6.02(a) with respect to Compensatory Equity Interests shall be responsible for all applicable Taxes (including, but not limited to, withholding and excise Taxes) and shall satisfy, or shall cause to be satisfied, all applicable Tax reporting obligations with respect to such Compensatory Equity Interests; provided, however, that such Company shall be entitled to receive, within 10 days following the event giving rise to the relevant deduction, any amounts collected (or deemed collected) by the issuing corporation or any of its Affiliates or agents from or on behalf a holder of the applicable Compensatory Equity Interests in respect of Taxes required to be paid by such holder in connection with the exercise, vesting or settlement thereof (including any payments made by such holder to the issuing corporation, any proceeds from the sale of underlying equity securities on behalf of such holder, or the fair market value of any equity securities withheld by the issuing corporation in respect of such holder’s Taxes by way of “net” settlement).

Section 7.               Tax-Free Status.

Section 7.01        Representations.

(a)               Each of IAC and SpinCo hereby represents and warrants that (A) it has reviewed the Representation Letter and the Tax Opinion and (B) subject to any qualifications therein, all information, representations and covenants contained therein that relate to such Company or any member of its Group are true, correct and complete.

(b)               SpinCo hereby represents and warrants that it has no plan or intention of taking any action, or failing to take any action (or causing or permitting any member of its Group to take or fail to take any action), that could reasonably be expected to cause any representation, covenant or factual statement made in this Agreement, the Separation Agreement, the Representation Letter, any of the Ancillary Agreements or the Tax Opinion to be untrue.

(c)               SpinCo hereby represents and warrants that, during the two-year period ending on the Deconsolidation Date, there was no “agreement, understanding, arrangement, substantial negotiations or discussions” (as such terms are defined in Treasury Regulations Section 1.355-7(h)) by any one or more officers or directors of any member of the SpinCo Group or by any other Person or Persons with the implicit or explicit permission of one or more of such officers or directors regarding an acquisition of all or a significant portion of the SpinCo Capital Stock (or the Capital Stock of any SpinCo predecessor); provided, however, that no representation is made regarding any “agreement, understanding, arrangement, substantial negotiations or discussions” (as such terms are defined in Treasury Regulations 1.355-7(h)) by any one or more officers or directors of IAC who are not officers or directors of SpinCo.

Section 7.02        Restrictions on SpinCo.

(a)               SpinCo agrees that it will not take or fail to take, and will not cause or permit any of its respective Affiliates to take or fail to take, any action where such action or failure to act would be inconsistent with or cause to be untrue any material, information, covenant or representation in this Agreement, the Separation Agreement, any of the Ancillary Agreements, the Representation Letter or the Tax Opinion. SpinCo agrees that it will not take or fail to take, and will not cause permit any of its respective Affiliates to take or fail to take, any action where such action or failure to act would, or could reasonably be expected to, prevent Tax-Free Status.

(b)               SpinCo agrees that, from the date hereof until the first day after the Restriction Period, it will (and will cause its “separate affiliated group” (as defined in Section 355(b)(3)(B) of the Code) to) (i) maintain the active conduct (as defined in Section 355(b)(2) of the Code and the Treasury Regulations promulgated thereunder) of the SpinCo Active Trade or Business and (ii) not engage in any transaction that would result in it ceasing to be engaged in such SpinCo Active Trade or Business for purposes of Section 355(b)(2) of the Code.

(c)               SpinCo agrees that, from the date hereof until the first day after the Restriction Period, it will not:

(i)                 enter into any Proposed Acquisition Transaction or, to the extent SpinCo has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur (whether by (1) redeeming rights under a shareholder rights plan, (2) finding a tender offer to be a “permitted offer” under any such plan or otherwise causing any such plan to be inapplicable or neutralized with respect to any Proposed Acquisition Transaction, or (3) approving any Proposed Acquisition Transaction, whether for purposes of Section 203 of the DGCL or any similar corporate statute, any “fair price” or other provision of SpinCo’s charter or bylaws or otherwise),

(ii)              merge or consolidate with any other Person or liquidate or partially liquidate,

(iii)            in a single transaction or series of transactions (1) sell or transfer (other than sales or transfers of inventory in the ordinary course of business) all or substantially all of the assets that were transferred to SpinCo pursuant to the IAC Group Transfer, (2) sell or transfer to any Person that is not a member of SpinCo’s “separate affiliated group” (as defined in Section 355(b)(3)(B) of the Code) 50% or more of the gross assets of the SpinCo Active Trade or Business, or (3) sell or transfer 30% or more of the consolidated gross assets of SpinCo and its Affiliates,

(iv)             redeem or otherwise repurchase (directly or through a SpinCo Affiliate) any SpinCo Capital Stock, or rights to acquire SpinCo Capital Stock, except to the extent such repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment by Revenue Procedure 2003-48),

(v)               amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of SpinCo Capital Stock (including, without limitation, through the conversion of one class of SpinCo Capital Stock into another class of SpinCo Capital Stock), or

(vi)             take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation or covenant made in the Representation Letter or Tax Opinion) that, in the aggregate (and taking into account any other transactions described in this subparagraph (c)), would be reasonably likely to have the effect of causing or permitting one or more persons to acquire, directly or indirectly, SpinCo Capital Stock representing a Fifty-Percent or Greater Interest in SpinCo or otherwise jeopardize the Tax-Free Status of the Distribution unless, in each case, prior to taking any such action set forth in the foregoing clauses (i) through (vi), (x) SpinCo shall have requested that IAC obtain a private letter ruling (or, if applicable, a supplemental private letter ruling) from the IRS and/or any other applicable Tax Authority in accordance with Section 7.04(b) and (d) to the effect that such transaction will not affect the Tax-Free Status of the Distribution (taken together with the IAC Group Transfer) and IAC shall have received such a private letter ruling in form and substance satisfactory to IAC in its sole and absolute discretion (and in determining whether a private letter ruling is satisfactory, IAC may consider, among other factors, the appropriateness of any underlying assumptions and management’s representations made in connection with such private letter ruling), (y) SpinCo shall have provided IAC with an Unqualified Tax Opinion in form and substance satisfactory to IAC in its sole and absolute discretion (and in determining whether an opinion is satisfactory, IAC may consider, among other factors, the appropriateness of any underlying assumptions and management’s representations if used as a basis for the opinion and IAC may determine that no opinion would be acceptable to IAC) or (z) IAC shall have waived the requirement to obtain such private letter ruling or Unqualified Tax Opinion.

(d)               Certain Acquisitions of SpinCo Capital Stock. If SpinCo proposes to enter into any Section 7.02(d) Acquisition Transaction or, to the extent SpinCo has the right to prohibit any Section 7.02(d) Acquisition Transaction, proposes to permit any Section 7.02(d) Acquisition Transaction to occur, in each case, during the period from the date hereof until the first day after the Restriction Period, SpinCo shall provide IAC, no later than ten days following the signing of any written agreement with respect to the Section 7.02(d) Acquisition Transaction, with a written description of such transaction (including the type and amount of SpinCo Capital Stock to be issued in such transaction) and a certificate of the chief financial officer of SpinCo to the effect that the Section 7.02(d) Acquisition Transaction is not a Proposed Acquisition Transaction or any other transaction to which the requirements of Section 7.02(c) apply (a “SpinCo CFO Certificate”).

Section 7.03        Restrictions on IAC. IAC agrees that it will not take or fail to take, or cause or permit any member of the IAC Group to take or fail to take, any action where such action or failure to act would be inconsistent with or cause to be untrue any material, information, covenant or representation in this Agreement, the Separation Agreement, any of the Ancillary Agreements, the Representation Letter, or the Tax Opinion. IAC agrees that it will not take or fail to take, or cause or permit any member of the IAC Group to take or fail to take, any action where such action or failure to act would or could reasonably be expected to prevent Tax-Free Status.

Section 7.04        Procedures Regarding Opinions and Rulings.

(a)               If SpinCo notifies IAC that it desires to take one of the actions described in clauses (i) through (vi) of Section 7.02(c), as applicable (a “Notified Action”), IAC and SpinCo shall reasonably cooperate to attempt to obtain the private letter ruling or Unqualified Tax Opinion referred to in Section 7.02(c) unless IAC shall have waived the requirement to obtain such private letter ruling or Unqualified Tax Opinion.

(b)               Rulings or Unqualified Tax Opinions at SpinCo’s Request. At the reasonable request of SpinCo pursuant to Section 7.02(c), IAC shall cooperate with SpinCo and use commercially reasonable efforts to seek to obtain, as expeditiously as reasonably practicable, a private letter ruling from the IRS (and/or any other applicable Tax Authority, or if applicable, a supplemental private letter ruling) or an Unqualified Tax Opinion for the purpose of permitting SpinCo to take the Notified Action. Further, in no event shall IAC be required to file any request for a private letter ruling under this Section 7.04(b) unless SpinCo represents that (i) it has reviewed the request for such private letter ruling, and (ii) all information and representations, if any, relating to any member of the SpinCo Group, contained in the related documents are (subject to any qualifications therein) true, correct and complete. SpinCo shall reimburse IAC for all reasonable costs and expenses incurred by the IAC Group in obtaining a private letter ruling or Unqualified Tax Opinion requested by SpinCo within ten business days after receiving an invoice from IAC therefor.

(c)               Rulings or Unqualified Tax Opinions at IAC’s Request. IAC shall have the right to seek a private letter ruling (or other ruling) from the IRS (and/or any other applicable Tax Authority, or if applicable, a supplemental private letter ruling or other ruling) concerning any of the Transactions (including the impact of any transaction thereon) or an Unqualified Tax Opinion (or other opinion of a Tax Advisor with respect to any of the Transactions) at any time in its sole and absolute discretion. If IAC determines to seek such a private letter ruling (or other ruling) or an Unqualified Tax Opinion (or other opinion), SpinCo shall (and shall cause each of its Affiliates to) cooperate with IAC and take any and all actions reasonably requested by IAC in connection with obtaining the private letter ruling (or other ruling) or Unqualified Tax Opinion (or other opinion) (including, without limitation, by making any representation or covenant or providing any materials or information requested by the IRS (and/or any other applicable Tax Authority) or any Tax Advisor; provided, that SpinCo shall not be required to make (or cause any of its Affiliate to make) any representation or covenant that is inconsistent with historical facts or as to future matters or events over which it has no control). IAC and SpinCo shall each bear its own costs and expenses in obtaining such a private letter ruling (or other ruling) or an Unqualified Tax Opinion (or other opinion) requested by IAC.

(d)               Ruling Process Control. SpinCo hereby agrees that IAC shall have sole and exclusive control over the process of obtaining any private letter ruling (or other ruling), and that only IAC shall apply for such a private letter ruling (or other ruling). In connection with obtaining a private letter ruling pursuant to Section 7.04(b), IAC shall (i) keep SpinCo informed in a timely manner of all material actions taken or proposed to be taken by IAC in connection therewith; (ii) (A) reasonably in advance of the submission of any related private letter ruling documents provide SpinCo with a draft copy thereof, (B) reasonably consider SpinCo’s comments on such draft copy, and (C) provide SpinCo with a final copy of such documents; and (iii) provide SpinCo with notice reasonably in advance of, and SpinCo shall have the right to attend, any formally scheduled meetings with the IRS (subject to the approval of the IRS) that relate to such private letter ruling. Neither SpinCo nor any of its directly or indirectly controlled Affiliates shall seek any guidance from the IRS or any other Tax Authority (whether written, verbal or otherwise) at any time concerning the Transactions (including the impact of any transaction thereon).

Section 7.05        Liability for Tax-Related Losses.

(a)               Notwithstanding anything in this Agreement or the Separation Agreement to the contrary, subject to Section 7.05(c), SpinCo shall be responsible for, and shall indemnify and hold harmless IAC, its Affiliates and its officers, directors and employees from and against, 100% of any Tax-Related Losses that are attributable to or result from any one or more of the following: (A) the acquisition, after the Mandatory Exchange Effective Time, of all or a portion of SpinCo’s Capital Stock and/or its or its subsidiaries’ assets by any means whatsoever by any Person, (B) any action or failure to act by SpinCo or any SpinCo Affiliate after the Mandatory Exchange Effective Time (including, without limitation, any amendment to SpinCo’s certificate of incorporation (or other organizational documents), whether through a stockholder vote or otherwise) affecting the voting rights of SpinCo Capital Stock (including, without limitation, through the conversion of one class of SpinCo Capital Stock into another class of SpinCo Capital Stock), (C) any act or failure to act or breach of any covenant by SpinCo or any SpinCo Affiliate described in Section 7.02 (regardless of whether such act or failure to act is covered by a private letter ruling, Unqualified Tax Opinion or waiver described in clause (x), (y) or (z) of Section 7.02(c) or a SpinCo CFO Certificate described in Section 7.02(d)), or (D) any breach by SpinCo of its agreement and representations set forth in Section 7.01 (other than Section 7.01(a)).

(b)               Notwithstanding anything in this Agreement or the Separation Agreement to the contrary, subject to Section 7.05(c), IAC shall be responsible for, and shall indemnify and hold harmless SpinCo, its Affiliates and its officers, directors and employees from and against, 100% of any Tax-Related Losses that are attributable to, or result from any one or more of the following: (A) the acquisition, after the Mandatory Exchange Effective Time, of all or a portion of IAC’s Capital Stock and/or its or its subsidiaries’ assets by any means whatsoever by any Person, or (B) any act or failure to act or breach of any covenant by IAC or a member of the IAC Group described in Section 7.03.

(c)

(i)                 To the extent that any Tax-Related Loss is subject to indemnity under both of Section 7.05(a) and Section 7.05(b), responsibility for such Tax-Related Loss shall be shared by SpinCo and IAC according to relative fault.

(ii)              Notwithstanding anything in Section 7.05(a) or Section 7.05(b) or any other provision of this Agreement or the Separation Agreement to the contrary:

(A)             with respect to any Tax-Related Loss, in each case, resulting, in whole or in part, from an acquisition after the Distribution of any Capital Stock or assets of SpinCo (or any SpinCo Affiliate) by any means whatsoever by any Person or any action or failure to act by SpinCo affecting the voting rights of SpinCo, SpinCo shall be responsible for, and shall indemnify and hold harmless IAC, its Affiliates, and its officers, directors and employees from and against, 100% of such Tax-Related Loss;

(B)              for purposes of calculating the amount and timing of any Tax-Related Loss for which SpinCo is responsible under this Section 7.05, Tax-Related Losses shall be calculated by assuming that IAC, the IAC Affiliated Group, and each member of the IAC Group (1) pay Tax at the highest marginal corporate Tax rates in effect in each relevant Tax Period and (2) have no Tax Attributes in any relevant Tax Period; and

(iii)            Notwithstanding anything in Section 7.05(a), Section 7.05(b) or any other provision of this Agreement or the Separation Agreement to the contrary, with respect to any Tax-Related Loss, in each case, resulting, in whole or in part, from an acquisition after the Distribution of any stock or assets of IAC (or any IAC Affiliate) by any means whatsoever by any Person, IAC shall be responsible for, and shall indemnify and hold harmless SpinCo, its Affiliates and its officers, directors and employees from and against, 100% of such Tax-Related Loss.

(d)               Notwithstanding any other provision of this Agreement or the Separation Agreement to the contrary:

(i)                 SpinCo shall pay IAC the amount for which SpinCo has an indemnification obligation under this Section 7.05: (A) in the case of Tax-Related Losses described in clause (a) of the definition of Tax-Related Losses, no later than the later of (x) seven business days after delivery by IAC to SpinCo of an invoice for the amount of such Tax-Related Losses or (y) three business days prior to the date IAC files, or causes to be filed, the applicable Tax Return for the year of the relevant transaction, as applicable (the “IAC Filing Date”) (provided, that if such Tax-Related Losses arise pursuant to a Final Determination described in clause (a), (b) or (c) of the definition of “Final Determination,” then SpinCo shall pay IAC no later than the later of (x) seven business days after delivery by IAC to SpinCo of an invoice for the amount of such Tax-Related Losses or (y) three business days prior to the date for making payment with respect to such Final Determination) and (B) in the case of (1) Tax-Related Losses described in clause (b) or (c) of the definition of Tax-Related Losses, no later than the later of (x) seven business days after delivery by IAC to SpinCo of an invoice for the amount of such Tax-Related Losses or (y) two business days after the date IAC pays such Tax-Related Losses.

(ii)              IAC shall pay SpinCo the amount for which IAC has an indemnification obligation under this Section 7.05: (A) in the case of Tax-Related Losses described in clause (a) of the definition of Tax-Related Losses, no later than the later of (x) seven business days after delivery by SpinCo to IAC of an invoice for the amount of such Tax-Related Losses or (y) three business days prior to the date SpinCo files, or causes to be filed, the applicable Tax Return for the year of the relevant transaction, as applicable (the “SpinCo Filing Date”) (provided that if such Tax-Related Losses arise pursuant to a Final Determination described in clause (a), (b) or (c) of the definition of “Final Determination,” then IAC shall pay SpinCo no later than the later of (x) seven business days after delivery by SpinCo to IAC of an invoice for the amount of such Tax-Related Losses or (y) three business days prior to the date for making payment with respect to such Final Determination); and (B) in the case of (1) Tax-Related Losses described in clause (b) or (c) of the definition of Tax-Related Losses, no later than the later of (x) seven business days after delivery by SpinCo to IAC of an invoice for the amount of such Tax-Related Losses or (y) two business days after the date SpinCo pays such Tax-Related Losses.

Section 7.06        Section 336(e) Election. If IAC determines, in its sole discretion, that one or more protective elections under Section 336(e) of the Code (each, a “Section 336(e) Election”) shall be made with respect to the Distribution, SpinCo shall (and shall cause any relevant member of the SpinCo Group to) join with IAC and/or any relevant member of the IAC Group in the making of any such election and shall take any action reasonably requested by IAC or that is otherwise necessary to give effect to any such election (including making any other related election). If a Section 336(e) Election is made with respect to the Distribution, then this Agreement shall be amended in such a manner as is determined by IAC in good faith to take into account such Section 336(e) Election, including by requiring that, in the event (i) the IAC Group Transferor the Distribution fails to have Tax-Free Status and (ii) the Company (or such Company’s Group) that does not have exclusive responsibility pursuant to this Agreement for the Tax-Related Losses arising from such failure actually realizes in cash a Tax Benefit from the step-up in Tax basis resulting from the relevant Section 336(e) Election(s), such Company shall pay over to the Company that has exclusive responsibility pursuant to this Agreement for such Tax-Related Losses any such Tax Benefits realized (provided, that, if such Tax-Related Losses are Taxes for which more than one Company is liable under Section 7.05(c)(i), the Company that actually realizes in cash the Tax Benefit resulting from the relevant Section 336(e) Election shall pay over to the other Company responsible for such Taxes the percentage of any such Tax Benefits realized that corresponds to such other Company’s percentage share of such Tax-Related Losses).

Section 8.               Assistance and Cooperation.

Section 8.01        Assistance and Cooperation.

(a)               Each of the Companies shall provide (and shall cause its Affiliates to provide) the other Company and its agents, including accounting firms and legal counsel, with such cooperation or information as they may reasonably request in connection with (i) preparing and filing Tax Returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include making available, upon reasonable notice, all information and documents in their possession relating to the other Company and its Affiliates as provided in Section 9. Each of the Companies shall also make available to the other Company, as reasonably requested and available, personnel (including employees and agents of the Companies or their respective Affiliates) responsible for preparing, maintaining and interpreting information and documents relevant to Taxes.

(b)               Any information or documents provided under this Section 8 or Section 9 shall be kept confidential by the Company receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes. Notwithstanding any other provision of this Agreement or any other agreement, (i) neither IAC nor any IAC Affiliate shall be required to provide SpinCo or its Affiliates or any other Person access to or copies of any information other than information that relates solely to SpinCo, the business or assets of SpinCo or any Affiliate of SpinCo and (ii) in no event shall IAC or any IAC Affiliate be required to provide SpinCo, its Affiliates or any other Person access to or copies of any information if such action could reasonably be expected to result in the waiver of any Privilege. In addition, in the event that IAC determines that the provision of any information to SpinCo or its Affiliates could be commercially detrimental, violate any law or agreement or waive any Privilege, the Parties shall use reasonable best efforts to permit compliance with their obligations under this Section 8 or Section 9 in a manner that avoids any such harm or consequence.

Section 8.02        Income Tax Return Information. IAC and SpinCo acknowledge that time is of the essence in relation to any request for information, assistance or cooperation made by SpinCo or IAC pursuant to Section 8.01 or this Section 8.02. IAC and SpinCo acknowledge that failure to comply with the deadlines set forth herein or reasonable deadlines otherwise set by SpinCo or IAC could cause irreparable harm. Each Company shall provide to the other Company information and documents relating to its Group required by the other Company to prepare its Tax Returns. Any information or documents required by the Company that is responsible for preparing such Tax Returns under this Agreement shall be provided in such form as the preparing Company reasonably requests and in sufficient time for such Tax Returns to be filed on a timely basis; provided, that, this Section 8.02 shall not apply to information governed by Section 4.08.

Section 8.03        Reliance by IAC. If any member of the SpinCo Group supplies information to a member of the IAC Group in connection with a Tax liability and an officer of a member of the IAC Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then, upon the written request of such member of the IAC Group identifying the information being so relied upon, the chief financial officer of SpinCo (or any officer of SpinCo as designated by the chief financial officer of SpinCo) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete. SpinCo agrees to indemnify and hold harmless each member of the IAC Group and its directors, officers and employees from and against any fine, penalty or other cost or expense of any kind attributable to a member of the SpinCo Group having supplied, pursuant to this Section 8, a member of the IAC Group with inaccurate or incomplete information in connection with a Tax liability; provided, that, this Section 8.02 shall not apply to information governed by Section 4.08.

Section 8.04        Reliance by SpinCo. If any member of the IAC Group supplies information to a member of the SpinCo Group in connection with a Tax liability and an officer of a member of the SpinCo Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then, upon the written request of such member of the SpinCo Group identifying the information being so relied upon, the chief financial officer of IAC (or any officer of IAC as designated by the chief financial officer of IAC) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete. IAC agrees to indemnify and hold harmless each member of the SpinCo Group and its directors, officers and employees from and against any fine, penalty or other cost or expense of any kind attributable to a member of the IAC Group having supplied, pursuant to this Section 8, a member of the SpinCo Group with inaccurate or incomplete information in connection with a Tax liability; provided, that, this Section 8.02 shall not apply to information governed by Section 4.08.

Section 9.               Tax Records.

Section 9.01        Retention of Tax Records. Each Company shall preserve and keep all Tax Records exclusively relating to the assets and activities of its Group for the Pre-Deconsolidation Period, and IAC shall preserve and keep all other Tax Records relating to Taxes of the Groups for the Pre-Deconsolidation Period, for so long as the contents thereof may become material in the administration of any matter under the Code or other applicable Tax Law, but in any event until the later of (a) the expiration of any applicable statutes of limitations, or (b) seven years after the Deconsolidation Date (such later date, the “Retention Date”). After the Retention Date, each Company may dispose of such Tax Records upon 90 days’ prior written notice to the other Company. If, prior to the Retention Date, a Company reasonably determines that any Tax Records that it would otherwise be required to preserve and keep under this Section 9 are no longer material in the administration of any matter under the Code or other applicable Tax Law and the other Company agrees, then such first Company may dispose of such Tax Records upon 90 days’ prior notice to the other Company. Any notice of an intent to dispose given pursuant to this Section 9.01 shall include a list of the Tax Records to be disposed of describing in reasonable detail the files, books or other records being disposed. The notified Company shall have the opportunity, at its cost and expense, to copy or remove, within such 90-day period, all or any part of such Tax Records.

Section 9.02        Access to Tax Records. The Companies and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records for Pre-Deconsolidation Periods to the extent reasonably required by the other Company in connection with the preparation of financial accounting statements, audits, litigation or the resolution of items under this Agreement.

Section 10.           Tax Contests.

Section 10.01    Notice. Each of the Companies shall provide prompt notice to the other of any written communication from a Tax Authority regarding any pending or threatened Tax audit, assessment or proceeding or other Tax Contest for which it may be entitled to indemnification by the other Company hereunder. Such notice shall include copies of the pertinent portion of any written communication from a Tax Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail. The failure of one Company to notify the other of such communication in accordance with the immediately preceding sentences shall not relieve the other Company of any liability or obligation to pay such Tax or make indemnification payments under this Agreement, except to the extent that the failure timely to provide such notification actually prejudices the ability of such other Company to contest such Tax liability or increases the amount of such Tax liability.

Section 10.02    Control of Tax Contests.

(a)               Separate Company Taxes. In the case of any Tax Contest with respect to any Separate Return (other than any Separate Return of Other Taxes reflecting Taxes for which both IAC and SpinCo are responsible under Section 2), the Company having liability for the Tax shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability, subject to Section 10.02(e).

(b)               IAC Federal Consolidated Income Tax Return and IAC State Combined Income Tax Return. In the case of any Tax Contest with respect to any IAC Federal Consolidated Income Tax Return or IAC State Combined Income Tax Return, IAC shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability, subject to Section 10.02(e)(i).

(c)               IAC Foreign Combined Income Tax Return. In the case of any Tax Contest with respect to any IAC Foreign Combined Income Tax Return, IAC shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability, subject to Section 10.02(e)(i).

(d)               Other Joint Returns and Certain Other Returns. In the case of any Tax Contest with respect to (x) any Joint Return (other than any IAC Federal Consolidated Income Tax Return, IAC State Combined Income Tax Return or IAC Foreign Combined Income Tax Return) or (y) any Separate Return of Other Taxes reflecting Taxes for which both IAC and SpinCo are responsible under Section 2, (i) IAC shall control the defense or prosecution of the portion of the Tax Contest, if any, directly and exclusively related to any IAC Adjustment, including settlement of any such IAC Adjustment, (ii) SpinCo shall control the defense or prosecution of the portion of the Tax Contest, if any, directly and exclusively related to any SpinCo Adjustment, including settlement of any such SpinCo Adjustment, and (iii) IAC and SpinCo shall jointly control the defense or prosecution of Joint Adjustments and any and all administrative matters not directly and exclusively related to any IAC Adjustment or SpinCo Adjustment. In the event of any disagreement regarding any matter described in clause (iii), the provisions of Section 14 shall apply.

(e)               Transaction-Related Tax Contests.

(i)                 In the event of any:

(A)             Transaction-Related Tax Contest as a result of which SpinCo could reasonably be expected to become liable for any Tax or Tax-Related Losses and which IAC has the right to administer and control pursuant to Section 10.02(b) or (c) above, (1) IAC shall consult with SpinCo reasonably in advance of taking any significant action in connection with such Tax Contest, (2) IAC shall offer SpinCo a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Contest, (3) IAC shall defend such Tax Contest diligently and in good faith as if it were the only party in interest in connection with such Tax Contest, and (4) IAC shall provide SpinCo copies of any written materials relating to such Tax Contest received from the relevant Tax Authority. Notwithstanding anything in the preceding sentence to the contrary, the final determination of the positions taken, including with respect to settlement or other disposition, in any Transaction-Related Tax Contest described in the preceding sentence, shall be made in the sole discretion of IAC and shall be final and not subject to the dispute resolution provisions of Article VII of the Separation Agreement.

(B)              Transaction-Related Tax Contest as a result of which SpinCo could reasonably be expected to become liable for any portion of any Tax or Tax-Related Losses pursuant to Section 7.05(c)(i) and which IAC has the right to administer and control pursuant to Section 10.02(b) or (c), (1) IAC shall keep SpinCo reasonably informed with respect to such Tax Contest, (2) IAC shall defend such Tax Contest diligently and in good faith as if it were the only party in interest in connection with such Tax Contest, and (3) IAC shall provide SpinCo copies of any written materials relating to such Tax Contest received from the relevant Tax Authority.

(ii)              In the event of any Transaction-Related Tax Contest with respect to any SpinCo Separate Return as a result of which IAC could reasonably be expected to become liable for any Tax or Tax-Related Losses, (A) SpinCo shall consult with IAC reasonably in advance of taking any significant action in connection with such Tax Contest, (B) SpinCo shall consult with IAC and offer IAC a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Contest, (C) SpinCo shall defend such Tax Contest diligently and in good faith as if it were the only party in interest in connection with such Tax Contest, (D) IAC shall be entitled to participate in such Tax Contest and receive copies of any written materials relating to such Tax Contest received from the relevant Tax Authority, and (E) SpinCo shall not settle, compromise or abandon any such Tax Contest without obtaining the prior written consent of IAC which consent shall not be unreasonably withheld; provided, however, that in the case of any Transaction-Related Tax Contest as a result of which IAC could reasonably be expected to become liable for any Tax or Tax-Related Losses pursuant to Section 7.05(b) or Section 7.05(c)(i) and which SpinCo has the right to administer and control pursuant to Section 10.02(a), IAC shall have the right to elect to assume control of such Tax Contest, in which case the provisions of Section 10.02(e)(i)(B) shall apply.

(f)                Power of Attorney. SpinCo shall (and shall cause each member of the SpinCo Group to) execute and deliver to IAC (or such member of the IAC Group as IAC shall designate) any power of attorney or other similar document reasonably requested by IAC (or such designee) in connection with any Tax Contest controlled by IAC described in this Section 10.

Section 11.           Effective Date; Termination of Prior Intercompany Tax Allocation Agreements. This Agreement shall be effective as of the Mandatory Exchange Effective Time. As of the Mandatory Exchange Effective Time, (a) all prior intercompany Tax allocation agreements or arrangements solely between or among IAC and/or any of its Subsidiaries, on the one hand, and SpinCo and/or members of the SpinCo Group, on the other hand, including the Existing Tax Sharing Agreement, shall be terminated, and (b) amounts due under such agreements or arrangements as of the date on which the Mandatory Exchange Effective Time occurs shall be settled. Subject to clause (b) of the preceding sentence, upon such termination and settlement, no further payments by or to IAC or such Subsidiaries or by or to SpinCo or such members of the SpinCo Group, with respect to such agreements or arrangements shall be made, and all other rights and obligations resulting from such agreements or arrangements shall cease at such time. Any payments pursuant to such agreements or arrangements shall be disregarded for purposes of computing amounts due under this Agreement; provided that to the extent appropriate, as determined by IAC, payments made pursuant to such agreements or arrangements shall be credited to SpinCo or IAC, respectively, in computing their respective obligations pursuant to this Agreement, in the event that such payments relate to a Tax liability that is the subject matter of this Agreement for a Tax Period that is the subject matter of this Agreement.

Section 12.           Survival of Obligations. The representations, warranties, covenants and agreements set forth in this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time.

Section 13.          Treatment of Payments; Tax Gross Up.

Section 13.01      Treatment of Tax Indemnity and Tax Benefit Payments. In the absence of any change in Tax treatment under the Code or other applicable Tax Law, for all Income Tax purposes, the Companies agree to treat, and to cause their respective Affiliates to treat, (a) any indemnity payment required by this Agreement or by the Separation Agreement to be made (i) by IAC to SpinCo as a contribution by IAC to SpinCo occurring immediately prior to the Distribution and (ii) by SpinCo to IAC as reasonably determined by IAC; and (b) any payment of interest or State Income Taxes by or to a Tax Authority, as taxable or deductible, as the case may be, to the Company entitled under this Agreement to retain such payment or required under this Agreement to make such payment. The Parties shall cooperate in good faith (including, where relevant, by using commercially reasonable efforts to establish local payment arrangements between each Party’s Subsidiaries) to minimize or eliminate, to the extent permissible under applicable law, any Tax that would otherwise be imposed with respect to any payment required by this Agreement or by the Separation Agreement (or maximize the ability to obtain a credit for, or refund of, any such Tax).

Section 13.02      Tax Gross Up. If notwithstanding the manner in which payments described in Section 13.01(a) were reported, there is a Tax liability or an adjustment to a Tax liability of a Company as a result of its receipt of a payment pursuant to this Agreement or the Separation Agreement, such payment shall be appropriately adjusted so that the amount of such payment, reduced by the amount of all Income Taxes payable with respect to the receipt thereof (but taking into account all correlative Tax Benefits resulting from the payment of such Income Taxes), shall equal the amount of the payment that the Company receiving such payment would otherwise be entitled to receive.

Section 13.03      Interest. Anything herein to the contrary notwithstanding, to the extent one Company makes a payment of interest to another Company under this Agreement with respect to the period from (a) the date that the payor was required to make a payment to the payee to (b) the date that the payor actually made such payment, the interest payment shall be treated as interest expense to the payor (deductible to the extent provided by law) and as interest income by the payee (includible in income to the extent provided by law). The amount of the payment shall not be adjusted to take into account any associated Tax Benefit to the payor or increase in Tax to the payee.

Section 14.          Disagreements. The Companies desire that collaboration will continue between them. Accordingly, they will try, and they will cause their respective Group members to try, to resolve in good faith all disagreements regarding their respective rights and obligations under this Agreement, including any amendments hereto. In furtherance thereof, in the event of any dispute or disagreement (a “Tax Advisor Dispute”) between any member of the IAC Group and any member of the SpinCo Group as to the interpretation of any provision of this Agreement or the performance of obligations hereunder, representatives of the Tax departments of the Companies shall negotiate in good faith to resolve the Tax Advisor Dispute. If such good faith negotiations do not resolve the Tax Advisor Dispute, then such Tax Advisor Dispute shall be resolved pursuant to the procedures set forth in Article VII of the Separation Agreement; provided, that any arbitrator selected in accordance with Article VII of the Separation Agreement must be a Tax Advisor. Nothing in this Section 14 will prevent either Company from seeking injunctive relief if any delay resulting from the efforts to resolve the Tax Advisor Dispute through the procedures set forth in Article VII of the Separation Agreement could result in serious and irreparable injury to such Company. Notwithstanding anything to the contrary in this Agreement, the Separation Agreement or any Ancillary Agreement, IAC and SpinCo are the only members of their respective Groups entitled to commence a dispute resolution procedure under this Agreement, and each of IAC and SpinCo will cause its respective Group members not to commence any dispute resolution procedure other than through such Party as provided in this Section 14.

Section 15.          Late Payments. Any amount owed by one Party to another Party under this Agreement that is not paid when due shall bear interest at the Prime Rate plus two percent from the due date of the payment to the date paid. To the extent interest required to be paid under this Section 15 duplicates interest required to be paid under any other provision of this Agreement, interest shall be computed at the higher of the interest rate provided under this Section 15 or the interest rate provided under such other provision.

Section 16.          Expenses. Except as otherwise provided in this Agreement, each Party and its Affiliates shall bear their own expenses incurred in connection with the preparation of Tax Returns, Tax Contests, and other matters related to Taxes under the provisions of this Agreement.

Section 17.          General Provisions.

Section 17.01     Addresses and Notices. All notices, requests, claims, demands or other communications under this Agreement shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt) or by electronic mail (notice deemed given upon the earlier of (a) confirmation of receipt or (b) in the event that confirmation of receipt is not delivered, if such electronic mail is sent prior to 5:00 p.m., Eastern Time, on a business day, on such business day, and if such electronic mail is sent on or after 5:00 p.m., Eastern Time, on a business day or sent not on a business day, the next business day) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt or proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 17.01):

If to IAC, to: IAC/InterActiveCorp 555 West 18th Street New York, NY 10011 Attention: Senior Vice President, Tax E-mail: David.Flynn@iac.com	with a copy to: IAC/InterActiveCorp 555 West 18th Street New York, NY 10011 Attention: General Counsel E-mail: Kendall.Handler@iac.com

If to SpinCo (prior to the Mandatory Exchange Effective Time), to: Vimeo, Inc. 555 West 18th Street New York, NY 10011 Attention: Senior Vice President, Tax E-mail: David.Flynn@iac.com	with a copy to: Vimeo, Inc. 555 West 18th Street New York, NY 10011 Attention: General Counsel E-mail: Kendall.Handler@iac.com
If to SpinCo (from and after the Mandatory Exchange Effective Time), to: Vimeo, Inc. 555 West 18th Street New York, NY 10011 Attention: Senior Director, Tax E-mail: halona.wong@vimeo.com	with a copy to: Vimeo, Inc. 555 West 18th Street New York, NY 10011 Attention: General Counsel and Secretary E-mail: michael@vimeo.com

A Party may, by notice to the other Party, change the address to which such notices are to be given.

Section 17.02     Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 17.03     Waiver. Waiver by a Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 17.04     Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

Section 17.05       Authority. IAC represents on behalf of itself and each other member of the IAC Group and SpinCo represents on behalf of itself and each other member of the SpinCo Group, as follows:

(a)               each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement; and

(b)               this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms hereof.

Section 17.06     Further Action. Prior to, on, and after the Mandatory Exchange Effective Time, each Party hereto shall cooperate with the other Party, at the expense of the requesting Party, to execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including the execution and delivery to the other Party and its Affiliates and representatives of such powers of attorney or other authorizing documentation as is reasonably necessary or appropriate in connection with Tax Contests (or portions thereof) under the control of such other Party in accordance with Section 10, and to make all filings with any Governmental Authority, and to take all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement.

Section 17.07     Integration. This Agreement, together with each of the exhibits and schedules appended hereto and the specific agreements contemplated hereby, contains the entire agreement between the Parties with respect to the subject matter hereof, supersedes all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein and in the Separation Agreement, the Merger Agreement and the other Ancillary Agreements. This Agreement, the Separation Agreement, the Merger Agreement and the other Ancillary Agreements together govern the arrangements in connection with the Transactions and the Vimeo Merger and would not have been entered into independently. In the event of any inconsistency between this Agreement and the Separation Agreement, or any other agreements relating to the transactions contemplated by the Separation Agreement, with respect to matters addressed herein, the provisions of this Agreement shall control.

Section 17.08     Construction. The language in all parts of this Agreement shall in all cases be construed according to its fair meaning and shall not be strictly construed for or against any Party. The captions, titles and headings included in this Agreement are for convenience only, and do not affect this Agreement’s construction or interpretation. Unless otherwise indicated, all “Section” references in this Agreement are to sections of this Agreement.

Section 17.09     No Double Recovery. No provision of this Agreement shall be construed to provide an indemnity or other recovery for any costs, damages or other amounts for which the damaged Party has been fully compensated under any other provision of this Agreement or under any other agreement or action at law or equity. Unless expressly required in this Agreement, a Party shall not be required to exhaust all remedies available under other agreements or at law or equity before recovering under the remedies provided in this Agreement.

Section 17.10     Counterparts. Each Party acknowledges that it and the other Party may execute this Agreement by facsimile, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement (whether executed by manual, stamp or mechanical signature or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document (including DocuSign)) by facsimile or by email in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement. Each Party expressly adopts and confirms each such facsimile, stamp, mechanical or other electronic signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it will as promptly as reasonably practicable cause this Agreement to be manually executed (any such execution to be as of the date of the initial date hereof) and delivered in person, by mail or by courier. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party.

Section 17.11     Governing Law. This Agreement (and any claims or disputes arising out of or related hereto or to the inducement of any party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware irrespective of the choice of laws principles of the State of Delaware including all matters of validity, construction, effect, enforceability, performance and remedies. All disputes that are not subject to mandatory arbitration pursuant to Section 14 (including an action to enforce Section 14) shall be commenced exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware, and, each party (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts and (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party, in each case in respect of such claims.

Section 17.12     Amendment. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

Section 17.13     SpinCo Subsidiaries. If, at any time, SpinCo acquires or creates one or more subsidiaries that are includable in the SpinCo Group, they shall be subject to this Agreement and all references to the SpinCo Group herein shall thereafter include a reference to such subsidiaries.

Section 17.14       Successors. This Agreement shall be binding on and inure to the benefit of any successor by merger, acquisition of assets or otherwise, to any of the Parties (including but not limited to any successor of IAC or SpinCo succeeding to the Tax Attributes of either under Section 381 of the Code), to the same extent as if such successor had been an original Party to this Agreement.

Section 17.15     Injunctions. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of its or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any Action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

IAC/INTERACTIVECORP

By:	/s/ Kendall Handler
Name: Kendall Handler
Title: Senior Vice President, General Counsel and Secretary

VIMEO, INC.

By:	/s/ Kendall Handler
Name:Kendall Handler
Title: Vice President